Exhibit 99.1
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              The Wilber Corporation Announces Board Expansion and
                  Other Results of Annual Shareholders' Meeting

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                              FOR IMMEDIATE RELEASE

DATE:    April 25, 2005
FROM:    Alfred S. Whittet, President and CEO
PHONE:   607-433-4148

Oneonta, New York - The Wilber Corporation ("Company"), parent company of Wilber National Bank, held its Annual Shareholders' Meeting on Saturday, April 23, 2005. Shareholders approved expansion of the Corporate Board from six (6) directors to twelve (12). Elected to the Board were Mary C. Albrecht, Philip Devine, Richard Keene, James Seward, James VanDeusen, David Wilber, III, Olon Archer, Douglas Gulotty, Joseph Mirabito, Geoffrey Smith, Alfred Whittet, and Brian Wright. Shareholders also approved the classification of the elected Directors to staggered terms of one to three years.

Alfred Whittet, the Company's President and CEO, said, "The issues and challenges confronting the Company's Board have become more complex and sophisticated as a result of our becoming a public company and increased federal banking and securities laws. Broader experience, new perspectives and additional skills are required to successfully meet these new demands. The twelve elected Directors collectively have more than 80 years of experience managing the affairs of the Bank as Directors and/or officers. We are confident that their participation will assure fulfillment of all public company requirements associated with the Sarbanes-Oxley legislation."

Shareholders also approved amendments to, and a restatement of, the Company's Certificate of Incorporation. Mr. Whittet noted, "The original Certificate was written in 1928 when the Company was organized. Although it has been amended since 1928, the Certificate of Incorporation still contained outdated language and statutory references and lacked certain required provisions." Mr. Whittet continued, "The approved amendments will modernize the Certificate so that it accurately describes the Company's business and conforms to applicable law."

In related business, the Board of Directors of The Wilber Corporation announced the retirement of Vice Chairman Robert W. Moyer. Mr. Moyer, actively involved in the development of the Corporation and the Bank since 1969, was acknowledged for his service and dedication. Additionally, KPMG LLP was approved by the shareholders as the Company's independent auditors for the fiscal year ending December 31, 2005.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. It is the parent company of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and a loan production office located in Kingston, New York. The Company's common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company's future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.


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